                                SCHEDULE 14A
                               (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                    the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Electronic Transmission Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                      ELECTRONIC TRANSMISSION CORPORATION
                         5025 ARAPAHO ROAD, SUITE 501
                              DALLAS, TEXAS 75248
                                 (972) 980-0900


                          NOTICE OF SPECIAL MEETING OF
                   STOCKHOLDERS TO BE HELD FEBRUARY 25, 1998


TO THE STOCKHOLDERS OF
ELECTRONIC TRANSMISSION CORPORATION:


     A Special Meeting (the "Meeting") of the Stockholders of Electronic Transmission Corporation (the "Company") will be held at 5025 Arapaho Road, Suite 400, Dallas, Texas 75248, at 10:00 a.m. local time, on February 25, 1998, for the following purposes:

1. To approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock, par value $0.001 per share, from 15,000,000 to 20,000,000 shares;

2. To approve the proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock such that every four
     (4) shares of Common Stock outstanding would be converted into one (1) share of Common Stock; and

3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on January 9, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Meeting. The transfer books will not be closed.

     The enclosed Proxy Statement contains more information pertaining to matters to be voted on at the Meeting. Please read the Proxy Statement carefully.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF A STOCKHOLDER WHO HAS RETURNED A PROXY FINDS THAT HE CAN ATTEND THE MEETING IN PERSON, HE MAY REVOKE HIS PROXY AND VOTE IN PERSON ON ALL MATTERS SUBMITTED TO THE MEETING.

                                    By order of the Board of Directors.


                                               L. CADE HAVARD,
                                       Chairman of the Board, Chief
                                      Executive Officer and President
Dallas, Texas
January 23, 1998

                     ELECTRONIC TRANSMISSION CORPORATION
                         5025 Arapaho Road, Suite 501
                             Dallas, Texas 75248

                             -------------------

                               PROXY STATEMENT
                                   FOR THE
                       SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 25, 1998

                             -------------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

     A Proxy in the accompanying form is being solicited by the Board of Directors of Electronic Transmission Corporation (the "Company") for use at the Company's Special Meeting of Stockholders to be held at 5025 Arapaho Road, Suite 400, Dallas, Texas 75248, at 10:00 a.m. local time, on February 25, 1998, and at any adjournment thereof. The Company will bear the cost of such solicitation. Proxies, together with copies of this Proxy Statement, are being mailed to stockholders of the Company on or about January 23, 1998.

     Execution and return of the enclosed Proxy will not in any way affect a stockholder's right to attend the meeting and to vote in person, and any stockholder giving a Proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date. A Proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, Proxies will be voted by the individuals named in this Proxy "FOR" the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock, par value $.001 per share (the "Common Stock"), from 15,000,000 to 20,000,000 shares, "FOR" the proposal to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock such that every four (4) shares of Common Stock outstanding would be converted into one (1) share of Common Stock, and, in accordance with their best judgment, on all other matters that may properly come before the meeting.

                         VOTING SECURITIES AND QUORUM

     Stockholders of record at the close of business on January 9, 1998, will be entitled to notice of and to vote at the meeting. On January 9, 1998, the Company had issued and outstanding 14,226,024 shares of Common Stock. The presence, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Each holder of Common Stock will be entitled to one vote per share held. Neither the Certificate of Incorporation nor the Bylaws of the Company provide for cumulative voting rights. The favorable vote of the holders of a majority of the shares of Common Stock present in person or by Proxy at the meeting is required for the approval of matters presented to the meeting.

     On December 17, 1997, certain stockholders of the Company, including L. Cade Havard, the Chairman of the Board, Chief Executive Officer and President of the Company, David Hannah, a director of the Company, Michael Eckstein, a director of the Company, and certain of their affiliates, entered into a Voting Agreement for the purpose of agreeing to vote an aggregate of 6,856,604 shares of Common Stock

(representing 48.2% of the Company's issued and outstanding Common Stock) owned and controlled by the parties thereto "FOR" the proposals to be voted upon at the meeting. The Voting Agreement expires upon the earlier of the approval by the Company's stockholders of such proposals or December 17, 1999.

                          AMENDMENT TO THE COMPANY'S
                         CERTIFICATE OF INCORPORATION

     On December 8, 1997, the Board of Directors of the Company approved the filing of Certificates of Amendment to the Company's Certificate of Incorporation for the purpose of effecting the acts contemplated by Proposals 1 and 2, identified below, and voted to recommend that the stockholders of the Company approve the form and filing of such Certificates of Amendment (individually, "Certificate of Amendment" or collectively, "Certificates of Amendment"). The Certificates of Amendment will (i) increase the authorized shares of Common Stock available to the Company for issuance from 15,000,000 shares to 20,000,000 shares and (ii) effect a reverse stock split of the Company's Common Stock such that every four (4) shares of Common stock outstanding would be converted into one (1) share of Common Stock. The Certificate of Amendment to increase the authorized number of shares of Common Stock, a copy of which is set forth as Exhibit "A" to this Proxy Statement, will be filed with the Secretary of State of the State of Delaware as soon as practicable following the meeting if Proposal 1 is ratified. The Certificate of Amendment to effect the reverse stock split, a copy of which is set forth as Exhibit "B" to this Proxy Statement, will be filed with the Secretary of State of the State of Delaware on or before August 15, 1998 if Proposal 2 is ratified. Each of the amendments to the Certificate of Incorporation is being presented individually to stockholders of the Company for their approval.

        PROPOSAL 1:  INCREASE IN THE AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has proposed to amend the Certificate of Incorporation of the Company to increase the authorized Common Stock from 15,000,000 shares to 20,000,000 shares. As of January 9, 1998, the Company had 14,226,024 shares of Common Stock outstanding, with 773,976 shares of Common Stock remaining available for issuance.

     The proposed amendment to the Certificate of Incorporation will be effected by deleting the introductory paragraph of Article Fourth of the Company's Certificate of Incorporation and substituting a new introductory paragraph that reads in full as follows:

          "Fourth: The Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Two Million (22,000,000) shares of which Twenty Million (20,000,000) shall be Common Stock and Two Million (2,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $1.00."

     The Board of Directors is of the opinion that the proposed increase in the number of authorized shares of Common Stock is in the best interest of the Company and its stockholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with offers of shares for cash, mergers and acquisitions, stock splits and stock dividends, issuances under employee benefit plans and other proper business purposes. In many such situations prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. The Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of stockholders.

     On December 17, 1997, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which certain accredited investors (collectively, the "Investors") agreed to purchase a total of 3,000,000 shares of Common Stock (the "Shares") for $1.5 million cash or $0.50 per Share. Under the terms and conditions of the Purchase Agreement, the Investors agreed to purchase the Shares in two separate tranches as the Company did not have the necessary number of authorized and unissued shares of Common Stock available for purchase by the Investors. On December 17, 1997, the Investors purchased an aggregate of 2,447,719 Shares for cash consideration of $1,223,859.50. The closing of the second tranche of the financing whereby the Investors will purchase the remaining 552,281 Shares is to occur within 30 days following the date the Company files the Certificate of Amendment, as attached hereto as Exhibit "A", with the Secretary of State of Delaware. Management of the Company believes that the closing of the second tranche of the financing will benefit the Company by satisfying certain immediate capital requirements.

     If this proposal is approved, the additional shares of Common Stock will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. However, the issuance of additional shares by the Company, may, among other things, have a dilutive effect on the earnings per share and would have a dilutive effect on the percentage ownership interest of the present holders of the Common Stock.
The Board of Directors does not intend to authorize the issuance of additional Common Stock except upon terms that the Board of Directors deems to be in the best interests of the Company and its stockholders.

  THE BOARD OF DIRECTORS BELIEVES THAT IT IS NECESSARY TO INCREASE THE NUMBER
     OF AUTHORIZED SHARES OF COMMON STOCK TO SATISFY EXISTING OBLIGATIONS
         AND FOR CONTINUED GROWTH, AND THEREFORE RECOMMENDS THAT THE
             STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S
                 CERTIFICATE OF INCORPORATION TO INCREASE THE
                  NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

      PROPOSAL 2: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
             TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

GENERAL

     The Board of Directors of the Company is also hereby soliciting stockholder approval of, in the form provided for in the Certificate of Amendment attached hereto as Exhibit "B", a reverse stock split with respect to all issued shares of Common Stock. As a result of the reverse stock split, every four (4) shares of existing Common Stock outstanding ("Old Common Stock") as of the time of filing of the applicable Certificate of Amendment with the Delaware Secretary of State (the "Effective Date") would be automatically converted into one (1) new share of Common Stock ("New Common Stock").

     In order to effect the reverse split, the stockholders are being asked to approve the Certificate of Amendment, a copy of which is attached hereto as Exhibit "B". The Board of Directors of the Company believes that the reverse split is in the best interests of both the Company and its stockholders and has approved the reverse split. The Board of Directors of the Company reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the reverse split if at any time prior to its effectiveness it determines, in its sole discretion, that the reverse split is no longer in the best interests of the Company and its stockholders.

EFFECTS OF THE REVERSE SPLIT

     If effected, the reverse split would reduce the number of outstanding shares of Old Common Stock from 14,226,024 as of January 9, 1998 to approximately 3,556,506 of New Common Stock as of the Effective Date. The reverse split would have no effect on the number of authorized shares of Common Stock or preferred stock or the par value of the stock. All outstanding options, warrants, rights and convertible securities that include provisions for adjustment in the number of shares covered thereby, and the exercise or conversion price thereof, would be proportionately adjusted for the reverse split automatically on the Effective Date. The reverse split would not effect any stockholders proportionate equity interest in the Company except for those stockholders who would receive an additional share of Common Stock, or cash if the Company so elects, in lieu of fractional shares. None of the rights currently accruing to holders of the Company's Common Stock will be effected by the reverse split. The reverse split will result in some stockholders holding odd-lots of the Company's Common Stock (blocks of less than one hundred shares). Because broker-dealers typically charge a higher commission to complete trades in odd-lots of securities, the transaction costs may increase for the stockholders who will hold odd-lots after the reverse split. Although the Board of Directors believes as of the date of this Proxy Statement that the reverse split is advisable, the reverse split may be abandoned by the Board of Directors at any time before, during or after the meeting and prior to the Effective Date.

     Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation or Bylaws in connection with the reverse split.

     The Board of Directors may make any and all changes to the form of Certificate of Amendment, a copy of which is attached hereto as Exhibit "B", that it deems necessary in order to file such Certificate of Amendment with the Delaware Secretary of State and give effect to the reverse split.

     Assuming the issuance of all 15,000,000 authorized shares of Old Common Stock, the current stockholders, in the aggregate, would own approximately 95% of the authorized shares of the Old Common Stock under the Company's present capital structure prior to the reverse split, and would own approximately 18% of the authorized shares of New Common Stock under the capital structure assuming adoption of the reverse split and the increase of the authorized shares of Common Stock from 15,000,000 to 20,000,000 shares.

REASONS FOR THE REVERSE SPLIT

     The Company's principal reason for recommending the approval of this proposal is that the reverse stock split is a condition precedent to the closing of the second tranche of the financing contemplated by the Purchase Agreement, whereby the Investors will purchase the remaining 552,281 Shares for aggregate cash consideration of $276,140.50. If the Company does not receive stockholder approval of the proposals to be voted upon at the meeting, the Investors are not obligated to acquire the balance of the Shares offered for sale under the terms of the Purchase Agreement and the Company will be obligated to pay certain penalties to the Investors.

     The Board of Directors also believes that the reverse split is beneficial to the Company and its stockholders as it may facilitate the Company's satisfaction of the listing requirements of the Nasdaq SmallCap Market. The Nasdaq SmallCap Market requires that a listed security have a bid price in excess of $4.00 per share. By effecting the reverse stock split, the Company's trading price may be increased which would in part facilitate listing on the Nasdaq SmallCap Market and in turn enhance liquidity of the Common Stock. Furthermore, a higher trading price will assist the Company in consummating acquisitions with stock in lieu of cash or debt. Although the Company has no acquisitions pending, it believes that a strong trading price would facilitate the Company's efforts to grow its business through acquisitions of compatible businesses.

     While the Board of Directors believes that the Common Stock would trade at higher prices than those which have prevailed in recent months, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical results of the reverse split since there are numerous factors and contingencies which could effect such price. No assurance can be given that the Company will or will ever be able to meet the listing requirements for the Nasdaq SmallCap Market following the reverse split.

MECHANICS OF THE REVERSE SPLIT

     If the reverse split is approved by the requisite vote of the Company's stockholders, the Effective Date shall be no later than August 15, 1998 unless abandoned by the Board of Directors as described above. Upon filing of the Certificate of Amendment, every four (4) issued and outstanding shares of Old Common Stock will be automatically and without any action on the part of the stockholders converted into and constituted as one (1) share of New Common Stock. As soon as practicable after the Effective Date, the Company will forward a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to the Company's transfer agent in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Old Common Stock have been converted as a result of the reverse split. Certificates should not be sent to the Company or the transfer agent prior to the receipt of such letter of transmittal from the Company.

     Until a stockholder forwards a completed letter of transmittal together with certificates representing his shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common Stock, such stockholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each stockholder is entitled as a result of the reverse split.

     No scrip or fractional certificates will be issued in the reverse split. Instead, the Company will issue one additional share of New Common Stock, or cash if it so elects, in lieu of fractional shares. If the Company elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing bid price of the New Common Stock on The OTC Bulletin Board for the five trading days preceding the Effective Date. Such cash payment, if elected by the Company, would be made upon surrender to the Company's transfer agent of stock certificates representing a fractional share interest. The ownership of fractional interests will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following is a summary of the material anticipated federal income tax consequences of the reverse split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, Regulations, federal statutes or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion in this summary.

     THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS OF THE COMPANY IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (FOR EXAMPLE, LIFE INSURANCE COMPANIES, REGULATED INVESTMENT COMPANIES AND FOREIGN TAXPAYERS). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH STOCKHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS OR HER PERSONAL TAX ADVISOR AS TO: (I) THE EFFECT ON HIS OR HER PERSONAL TAX SITUATION OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (II) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (III) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE SPLIT ON HIS OR HER OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH STOCKHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the reverse split. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws.

     The Company believes that the reverse split will qualify as a recapitalization under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its stockholders in connection with the reverse split, except with respect to any cash received in lieu of fractional shares. The stockholder of the Company who exchanges his or her Old Common Stock for shares of New Common Stock will recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received from the Company will be the same as his or her aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such holder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided that all such Common Stock was held as a capital asset on the date of the exchange. Each stockholder who will receive cash, if any, in lieu of fractional shares of New Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis allocable to such fractional shares.

VOTE REQUIRED

     The approval of the Certificate of Amendment to the Company's Certificate of Incorporation effecting the reverse split requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon at the meeting.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR"
         THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION
                     TO EFFECT THE REVERSE STOCK SPLIT.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In early 1995, Electronic Transmission Corporation, a Texas corporation and a predecessor of the Company ("ETC-Texas"), purchased certain of the assets of Sterling National Corporation, a Texas corporation ("Sterling"), a company which is wholly owned and operated by L. Cade Havard, the Chairman of the Board, Chief Executive Officer and President of the Company, including the claims processing business currently operated by the Company, in exchange for a cash payment of $210,000 and the issuance of 3,965,100 shares of ETC-Texas Common Stock. Sterling is currently in the business of factoring accounts receivable, and is currently the record owner of 6,224 shares of Common Stock. Notes payable to Sterling as of December 31, 1997 were $550,771, which amount is due on demand and without interest. Except for the notes payable to Sterling, there are no other arrangements between the parties and none are presently contemplated.

     On December 12, 1995, ETC-Texas entered into a marketing agreement (the "Marketing Agreement") with MS3. Rick Snyder, the principal owner of MS3, is a former director of the Company. Under the terms of the Marketing Agreement, MS3 is to assist the Company in identifying and bringing under contract
clients requiring claims processing services.   As of December 31, 1997, MS3
was owed $32,857 under the Marketing Agreement.

     On January 18, 1996, ETC-Texas entered into a consulting agreement with Michael Eckstein, a director of the Company, pursuant to which Mr. Eckstein agreed to assist ETC-Texas in identifying and placing under contract third party administrators, preferred provider organizations and other managed care companies which may be able to utilize the Company's claims processing services. Under the terms of this agreement, Mr. Eckstein is entitled to receive compensation on a monthly basis equal to $3,500 and commissions equal to 8% of the "gross income from revenue," as defined in the agreement, realized by the Company from clients generated by Mr. Eckstein. The obligation to receive monthly compensation of $3,500 has been voluntarily terminated by both parties.

     On April 1, 1996, Solo Petroleums, Ltd., a corporation organized under the laws of Alberta, Canada and a predecessor of the Company ("ETC-Canada"), issued 201,112 shares of its common stock to L. Cade Havard, the then Chairman of the Board and Chief Executive Officer of ETC-Canada, in satisfaction of $201,112 of debt owed by ETC-Canada to Mr. Havard.

     The Company is a party to an equipment lease and stock option agreement (the "Lease Agreement"), dated April 23, 1996, with Ironwood Leasing Ltd., a Texas corporation ("Ironwood"). Principals of Ironwood, including Dennis Barnes, a director of the Company, are also stockholders of the Company. Under the terms of the Lease Agreement, the Company leases certain scanning equipment necessary to scan paper claims and convert them into electronically transmittable claims data information. The Lease Agreement is for a term of five years and automatically renews for consecutive one-year periods unless a party thereto notifies the other of its intent to terminate the Lease Agreement 90 days prior to the end of the renewal term.

     Also under the Lease Agreement, the Company has granted to Ironwood the option to either (i) sell to the Company all the equipment referenced in the Lease Agreement in exchange for the number of shares of Common Stock equal to the purchase price for said equipment divided by 1.25 per share or (ii) purchase, at a per share price of $1.25, the number of shares of Common Stock equal to the purchase price of the equipment divided by 1.25 whereby the Company may in turn purchase the equipment referenced in the Lease Agreement at the expiration of the lease term for $1.00.

     On June 20, 1996, Ironwood waived the escrow requirements imposed pursuant to the Lease Agreement for the period ending June 30, 1996. Ironwood further agreed that the Company would not have to comply with the escrow provisions of the Lease Agreement until the Company had received 30-days written notice from Ironwood.

     Effective May 1, 1996, Roy W. Mers ("Mers") resigned from his position as President and Director of ETC-Texas. As a consequence to his resignation, ETC-Texas and Mers entered into a Settlement Agreement the obligations of which were assumed by the Company. Pursuant to the agreement, ETC-Texas agreed to compensate Mers for his efforts in assisting ETC-Texas in obtaining financing for its business ventures. The agreement terminated on August 1, 1997 with no compensation being paid to Mr. Mers.

     During the latter half of fiscal 1996 and prior to April 1997, Mr. Havard personally funded the development of Electra-Net, L.C., a business segment focused on obtaining discounts through the repricing of medical claims. In April 1997, Mr. Havard conveyed the assets and the operating name to the Company in exchange for 400,000 shares of Common Stock valued at $500,000 or $1.25 per share. In connection with the consummation of a private placement of securities contemplated by the Purchase Agreement, Mr. Havard agreed to return the 400,000 shares of Common Stock received in the Electra-Net transaction to the treasury of the Company so as to allow the Company to have enough shares to issue to the Investors in the afore-referenced private placement. The Company is currently reevaluating the proper amount of compensation to be paid to Mr. Havard in light of his willingness to return the shares of Common Stock originally issued as consideration for this transaction. Management of the Company does not believe that the final amount of compensation to be paid to Mr. Havard with regard to the Electra-Net transaction will exceed the original $500,000 paid to Mr. Havard.

                      EXECUTIVE OFFICERS OF THE COMPANY

     The following are the names and respective ages as of December 31, 1997 for the executive officers of the Company. The Company's executive officers are elected by, and serve at, the discretion of the Board of Directors.

     Name                 Age    Position
     ----                 ---    --------

     L. Cade Havard       46     Chairman of the Board, Chief Executive Officer
                                 and President

     W. Mack Goforth      53     Executive Vice President and Chief Financial
                                 Officer

     Ann C. McDearmon     47     Executive Vice President -- Director of
                                 Marketing

     Timothy P. Powell    39     Executive Vice President -- Data Services and
                                 Director


     L. CADE HAVARD has served as Chairman of the Board and Chief Executive Officer of the Company since inception. Mr. Havard also is the sole officer, director and shareholder of Sterling, a factoring company. From 1990 through 1992, Mr. Havard served as an independent venture capitalist providing financing for various companies, while also serving as Chairman of the Board of the Regional Missouri Bank, Marceline, Missouri.

     W. MACK GOFORTH has served as Executive Vice President and Chief Financial Officer of the Company since November 1997. From February 1996 to October 1997, Mr. Goforth worked for Electronic Data Systems Corp. as a Manager in the Global Purchasing Group. From September 1994 to January 1996, Mr. Goforth was a self-employed financial consultant performing due diligence procedures for individuals seeking companies to purchase and working with fiduciaries associated with bankrupt entities. From April 1989 to August 1994, Mr. Goforth was employed by MCorp as its Managing Director -- Accounting and Control. MCorp had accepted a petition for chapter 11 bankruptcy in March 1989. Mr. Goforth is a graduate of Southern Methodist University and is licensed in the state of Texas as a Certified Public Accountant.

     ANN C. MCDEARMON has served as Executive Vice President -- Director of Marketing of the Company since June 1995. From November 1989 to May 1995, Ms. McDearmon worked for Tucker and Clark, a third party administrator, as the claims manager, where her responsibilities included claims processing, employee management and subrogation. While serving as claims manager, Ms. McDearmon wrote the claims logic for automated claims, created a budget and new filing system, and wrote plan benefit designs to comply with ERISA and the ADA. Ms. McDearmon has successfully completed the Health Insurance Association of America courses as well as the International Claims Administration course on Medical and Dental claims and LOMA I. Ms. McDearmon obtained a Bachelor of Arts degree from Arkansas State in 1973.

     TIMOTHY P. POWELL has served as Executive Vice President -- Data Services and as a Director of the Company since February 1995. From 1981 to February 1995, Mr. Powell served as a self-employed computer consultant for individuals and corporations in the State of California. During this period, Mr. Powell contracted consulting projects with independent, governmental organizations and Fortune 1000 companies, and he provided services in system design, implementation, applications development and procurement specifications.

                            EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities to the listed executive officers of the Company. No other executive officer of the Company, or any predecessor entity, received salary and bonus compensation in excess of $100,000 in the referenced fiscal years, nor did any executive officer receive perquisites or other personal benefits exceeding either $50,000 of 10% of their total annual salary for the referenced periods.

                          SUMMARY COMPENSATION TABLE

                                                       Annual Compensation          Long-Term Compensation
                                                       -------------------          ----------------------
                                                                                            Awards
                                                                                 ----------------------------
                                                                                                  Securities
                                                                  Other Annual    Restricted      Underlying
             Name/Title                      Year   Salary/Bonus  Compensation   Stock Awards    Options/SARs
             ----------                      ----   ------------  ------------   ------------    ------------
L. Cade Havard, Chairman of the Board,       1997     $158,000       $ -0-            -0-           280,000
 Chief Executive Officer and President       1996     $184,000       $ -0-            -0-             -0-
                                             1995     $ 96,736       $ -0-            -0-           400,000

Ann C. McDearmon, Executive Vice             1997     $134,399       $ -0-            -0-           250,000
 President -- Director of Marketing          1996     $ 73,281       $ -0-            -0-             -0-
                                             1995     $ 24,500       $ -0-            -0-             -0-

W. Mack Goforth, Executive Vice              1997     $ 25,000       $ -0-            -0-           200,000
 President and Chief Financial Officer(1)

--------------------------
(1) Mr. Goforth became employed on October 14, 1997 and is entitled to base compensation of $150,000 per year. See "-- Employment Agreements."

EMPLOYMENT AGREEMENTS

     On December 17, 1997, the Company and L. Cade Havard, the Chairman of the Board, Chief Executive Officer and President of the Company, entered into an Amended and Restated Employment and Settlement Agreement (the "Amended Agreement"), which agreement amended and restated the employment and settlement agreement between the Company and Mr. Havard as entered into on April 1, 1997. Under the terms of the Amended Agreement, Mr. Havard agreed to serve in the capacity of Chief Executive Officer and President of the Company for a term of three (3) years from December 17, 1997. As compensation for services to be rendered by Mr. Havard under the terms of the Amended Agreement, he is entitled to receive a base salary (the "Base Salary") at a rate of One Hundred Twenty Thousand and No/100 Dollars ($120,000) per year payable in accordance with the Company's established payroll procedures. Mr. Havard is also entitled to receive deferred compensation owed to him in the amount of $67,132.37. Mr. Havard is entitled to participate in all benefits plans, including stock option plans, provided by the Company on the same basis as other executive officers of the Company. Furthermore, Mr. Havard is entitled to six weeks of paid vacation and to a monthly car allowance of $750. The Amended Agreement may be terminated by the Company without cause, in which event Mr. Havard is entitled to receive two years Base Salary as full and final satisfaction of the Company's obligations to Mr. Havard. The Amended Agreement may also be terminated by the Company for cause at any time the Board of Directors determines Mr. Havard has been convicted of a felony or has engaged in gross malfeasance or willful misconduct in performing his duties under the Amended Agreement. In the event Mr. Havard is terminated for cause, he shall be entitled to receive any accrued but unpaid salary and bonus compensation. Upon termination of the Amended Agreement, Mr. Havard has agreed, for a period of two (2) years thereafter, not to solicit for his own benefit, any business of the same or similar nature to any business conducted by the Company or any subsidiary during the term of this agreement from any entities with which the Company conducted business during the term of such agreement.

     On October 14, 1997, the Company and W. Mack Goforth, the Executive Vice President and Chief Financial Officer of the Company, entered into an Employment and Settlement Agreement (the "Agreement"). Under the terms of the Agreement, Mr. Goforth agreed to serve in the capacities of Executive Vice President and Chief Financial Officer of the Company for a term of five
(5) years from October 14, 1997. As compensation for services to be rendered by Mr. Goforth under the terms of the Agreement, he is entitled to receive a base salary (the "Base Salary") at a rate of One Hundred Fifty Thousand and No/100 Dollars ($150,000) per year payable in accordance with the Company's established payroll procedures. Mr. Goforth is entitled to participate in all benefit plans, including stock option plans, provided by the Company on the same basis as other executive officers of the Company. Furthermore, Mr. Goforth is entitled to four weeks of paid vacation. Mr. Goforth also received options to purchase 200,000 shares of Common Stock at a price of $1.0625 per share. These options vest at a rate of 50,000 per year beginning October 31, 1998. The Agreement may be terminated by the Company without cause, in which event Mr. Goforth is entitled to receive one year's Base Salary and any options that would have vested in that year will be accelerated as full and final satisfaction of the Company's obligations to Mr. Goforth. If Mr. Goforth is terminated after a change in control, Mr. Goforth will be entitled to the amounts due through the end of the contract and all non-vested options will become vested. The Agreement may also be terminated by the Company for cause at any time the Board of Directors determines Mr. Goforth has been convicted of a felony or has engaged in gross malfeasance or willful misconduct in performing his duties under the Agreement. In the event Mr. Goforth is terminated for cause, he shall be entitled to receive any accrued but unpaid salary and bonus compensation. If Mr. Goforth's employment is terminated, Mr. Goforth has the right to include any shares purchased pursuant to the exercise of options granted under the Agreement in the Company's next registration statement. Upon termination of the Agreement, Mr. Goforth has agreed, for a period of two (2) years thereafter, not to solicit for his own benefit, any business of the same or similar nature to any business conducted by the Company or any subsidiary during the term of the Agreement from any entities with which the Company conducted business during the term of the Agreement.

     On March 1, 1997, the Company and Ann C. McDearmon, the Executive Vice President -- Director of Marketing entered into an Employment Agreement (the "Agreement"). Under the terms of the Agreement Ms. McDearmon agreed to serve in the capacity of Executive Vice President -- Director of Marketing of the Company for a term of three (3) years from December 31, 1997. As compensation for services to be rendered by Ms. McDearmon under the terms of the Agreement, she is entitled to receive a base salary (the "Base Salary") at a rate of Sixty Thousand and No/100 Dollars ($60,000) per year payable in accordance with the Company's established payroll procedures and to receive commission based compensation related to client originations. Ms. McDearmon is entitled to participate in all benefit plans, including stock option plans, provided by the Company on the same basis as other executive officers of the Company. Furthermore, Ms. McDearmon is entitled to four weeks of paid vacation. Ms. McDearmon also received options to purchase 250,000 shares of common Stock at a price of $1.25 per share. These options will be effective for the life of this Agreement and one year after. The Agreement may be terminated by the Company without cause, in which event Ms. McDearmon is entitled to receive 25% of all salary due for the remainder of the Agreement. The Agreement may also be terminated by the Company for cause at any time the Board of Directors determines Ms. McDearmon has been convicted of a felony or has engaged in gross malfeasance of willful misconduct in performing her duties under the Agreement. In the event Ms. McDearmon is terminated for cause, she shall be entitled to receive any accrued but unpaid salary and bonus compensation.

STOCK OPTIONS

     Mr. Havard owns fully vested options to purchase 280,000 shares of Common Stock at a purchase price of $1.25 per share. The options expire upon the termination of Mr. Havard's employment with the Company. Mr. Havard exercised options to purchase an aggregate of 720,000 shares of Common Stock during fiscal 1997. During fiscal 1997, Ann C. McDearmon and W. Mack Goforth, both executive officers of the Company, received options to purchase 250,000 shares of Common Stock at $1.25 per share and 200,000 shares of Common Stock at $1.06 per share, respectively. Ms. McDearmon's options are fully vested, with none having been exercised during fiscal 1997. Mr. Goforth's options vest at a rate of 50,000 options per year beginning October 1998.
The options issued to Ms. McDearmon expire upon the termination of her employment with the Company. Please see "--Employment Agreements" for a discussion of the terms and conditions of the options granted to Mr. Goforth.

     During fiscal 1997, the Company granted options to purchase 50,000 shares of Common Stock, at an exercise price of $1.50 per share, to an employee of the Company. The options vest over the period commencing June 1998 and ending
June 2000 and expire upon the termination of the holder's employment with the Company.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         Percent of Total
                                              Number of Securities     Options/SARs Granted      Exercise or
                                               Underlying Options/        to Employees in         Base Price
Name                                             SARs Granted (#)           Fiscal 1997             ($/Sh)
----                                          --------------------     --------------------      -----------
L. Cade Havard, Chairman of the Board,              800,000                     61.5%               $1.25
  Chief Executive Officer and President
Ann C. McDearmon, Executive Vice                    250,000                     19.2%               $1.25
  President -- Director of Marketing
W. Mack Goforth, Executive Vice                     200,000                     15.4%               $1.06
  President and Chief Financial Officer

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                            Number of Securities Underlying        Value of Unexercised
                                                 Unexercised Options               In-the-Money Options
                                                  at Fiscal Year-End                At Fiscal Year-End
                                            -------------------------------    ------------------------------
Name/Title                                  Exercisable       Unexercisable    Exercisable      Unexercisable
----------                                  -----------       -------------    -----------      -------------
L. Cade Havard, Chairman of the Board,        280,000              -0-           $ -0-              $ -0-
  Chief Executive Officer and President
Ann C. McDearmon, Executive Vice              250,000              -0-           $ -0-              $ -0-
  President -- Director of Marketing
W. Mack Goforth, Executive Vice                 -0-              200,000           N/A                N/A
  President and Chief Financial Officer

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table provides certain information based on the outstanding securities of the Company as of December 31, 1997, with respect to each director, executive officer and beneficial owner of more than 10% of the Common Stock and all corporate officers and directors as a group.

                                                      Amount of     Percent of
               Name and Address                       Beneficial   Outstanding
              of Beneficial Owner(1)(2)                Ownership   Common Stock
     -------------------------------------------      ----------   ------------
     L. Cade Havard(3)(4)                              2,686,438      18.88
     Sterling National Corporation                         6,224         *
     Anneal Osborn Havard(5)                             500,000       3.39
     W. Mack Goforth                                         -0-        -0-
     Timothy P. Powell(3)                                446,666       3.03
     David O. Hannah(3)                                  738,313       5.00
     Michael Eckstein(3)                                 100,000         *
     Scott Stewart(3)                                     40,870         *
     Dennis Barnes(3)                                     25,782         *
     Ann C. McDearmon(6)                                 300,000       2.03
     All executive officers and directors as a
      group (8 persons as to the Company)              4,844,293      32.83

------------------
*    Indicates less than 1%.
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days following the date of this Proxy Statement upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this Current Report have been exercised. Unless otherwise noted, the Registrant believes that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.
(2) Unless otherwise indicated, the address of each beneficial owner identified is: c/o the Company, 5025 Arapaho Road, Suite 501, Dallas, Texas 75248.
(3)  Director of the Company.
(4) Includes (i) options to purchase 280,000 shares of Common Stock at an exercise price of $1.25; (ii) 500,214 shares of Common Stock issued in the name of Mr. Havard's minor children over which Mr. Havard exercises sole voting and investment power; and (iii) 6,224 shares of Common Stock issued in the name of Sterling, of which Mr. Havard is the sole stockholder.
(5) Anneal Osborn Havard is the wife of L. Cade Havard. Ms. Havard exercises sole voting and investment control over the 500,000 shares of Common Stock of which she is the record holder.
(6) Includes options to purchase 250,000 shares of Common Stock at an exercise price of $1.25.

               OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Company knows of no matters other than as stated above which are to be brought before the meeting. It is intended that the persons named in the proxy will vote the Common Stock represented by duly executed and delivered proxies according to their best judgment if any other matters do properly come before the meeting.

                    BY ORDER OF THE BOARD OF DIRECTORS


                    L. CADE HAVARD
                    CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                     EXHIBIT "A"

                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION


     ELECTRONIC TRANSMISSION CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

     FIRST: The name of the Corporation is Electronic Transmission Corporation.

     SECOND: The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          "FOURTH. The Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Two Million (22,000,000) shares of which Twenty Million (20,000,000) shall be Common Stock and Two Million (2,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $1.00."

     THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of _________________, 1998.

     FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors of the Corporation.

     FIFTH: That at a special meeting of stockholders held on February 25, 1998, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

     SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this _______ day of ______________, 1998.


                                ELECTRONIC TRANSMISSION CORPORATION


                                By:
                                   ---------------------------------------------
                                    L. Cade Havard, Chairman of the Board, Chief
                                    Executive Officer and President

ATTEST:


By:
   -----------------------------
   Louann C. Smith, Secretary

                                  EXHIBIT "B"

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

     ELECTRONIC TRANSMISSION CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

     FIRST: The name of the Corporation is Electronic Transmission
Corporation.

     SECOND: The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          "FOURTH. The Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Two Million (22,000,000) shares of which Twenty Million (20,000,000) shall be Common Stock and Two Million (2,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $1.00. Upon the amendment of this Article, every four (4) issued and outstanding shares of Common Stock $0.001 par value per share ("Old Common Stock"), shall be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of Common Stock $0.001 par value per share ("New Common Stock), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the Certificate of Incorporation becoming effective, pursuant to the General Corporation Law of the State of Delaware (the "Effective Date), represented outstanding shares of Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange.

          No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will issue one additional share of New Common Stock, or cash if it so elects. If the Corporation elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on The OTC Bulletin Board of the Nasdaq Stock Market, Inc. for the five trading days preceding the Effective Date. Such cash payment if elected by the Corporation, would be made upon surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein."

     THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of _________________, 1998.

     FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors of the Corporation.

     FIFTH: That at a special meeting of stockholders held on February 25, 1998, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

     SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this _________ day of ____________________, 1998.


                              ELECTRONIC TRANSMISSION CORPORATION


                              By:
                                  --------------------------------------------
                                  L. Cade Havard, Chairman of the Board, Chief
                                  Executive Officer and President

ATTEST:


By:
    ------------------------------
    Louann C. Smith, Secretary

                      ELECTRONIC TRANSMISSION CORPORATION

                        SPECIAL MEETING OF STOCKHOLDERS
                               FEBRUARY 25, 1998


    The undersigned hereby appoints L. Cade Havard and W. Mack Goforth or either of them, with power of substitution, as proxies to vote all stock of Electronic Transmission Corporation (the "Company") owned by the undersigned at the Special Meeting of Stockholders to be held at 5025 Arapaho Road, Suite 400, Dallas, Texas 75248, at 10:00 a.m. local time on February 25, 1998, and any adjournment thereof, on the following matters as indicated below and such other business as may properly come before the meeting.


1. Proposal to approve the amendment of the Company's Certificate of Incorporation to increase the authorized shares of Common Stock, par value $0.001 per share, from 15,000,000 to 20,000,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN


2. Proposal to approve the amendment of the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock such that every four (4) shares of Common Stock outstanding would be converted into one
(1) share of Common Stock.


            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

       THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.


    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted "FOR" the proposal to approve the amendment of the Company's Certificate of Incorporation to increase the authorized shares of Common Stock, par value $0.001 per share, from 15,000,000 to 20,000,000 shares and "FOR" the proposal to approve the amendment of the Company's Certificate of Incorporation to effect a reverse stock split of the Common Stock such that every four (4) shares of Common Stock outstanding would be converted into one (1) share of Common Stock.


    Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              Dated ______________________, 1998

                                              __________________________________

                                                   Signature of Stockholder


                                              __________________________________
                                                  Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.